Filed pursuant to Rule 424(b)(3)
Registration No. 333-271063

PROSPECTUS SUPPLEMENT NO. 3

(To the prospectus dated May 1, 2023)

Up to 4,403,294 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 31,066,909 Ordinary Shares Offered by Selling Securityholders

Up to 151,699 Warrants to purchase Ordinary Shares offered by the Sponsor

This prospectus supplement supplements the prospectus, dated May 1, 2023 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-271063). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2023 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of 4,403,294 Ordinary Shares consisting of (i) 4,251,595 of our ordinary shares, CHF 0.01 nominal value, (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), and (ii) 151,699 Ordinary Shares that may be issued upon exercise of warrants issued to LSP Sponsor EBAC B.V. (the “Sponsor”) and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”). We refer to the Public Warrants and the Private Placement Warrants together as the “Warrants.” The Warrants were originally issued by European Biotech Acquisition Corp. (“EBAC”) entitling the holder to purchase one share of the EBAC Class A Common Stock (as defined below) at an exercise price of $11.50 per share (“EBAC Warrants”) and automatically converted into Warrants on substantially the same terms as the EBAC Warrants, entitling the holder to purchase our Ordinary Shares on the closing of the Business Combination among us, EBAC and Oculis SA (“Legacy Oculis”). The Business Combination is described in greater detail in the Prospectus in the section entited “Prospectus Summary – Recent Developments – Business Combination.” Capitalized terms used in this prospectus supplement and not otherwise defined have the meanings set forth in the Prospectus.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (collectively, the “Selling Securityholders”), or their permitted transferees, of up to (i) 7,118,891 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing, (ii) 1,967,000 Ordinary Shares that were issued to the Selling Securityholders upon the conversion of the Convertible Loan Agreements, (iii) 2,047,302 Ordinary Shares issued to the Sponsor and its transferees in exchange for EBAC’s Class B Common Stock, par value $0.0001 (the “EBAC Class B Common Stock” or the “Founder Shares”) in connection with the Business Combination, (iv) 151,699 Ordinary Shares issuable upon exercise of Private Placement Warrants, (v) 19,782,017 Ordinary Shares issued to certain former shareholders of Legacy Oculis in exchange for their Oculis Ordinary Shares in connection with the Business Combination (subject to lockups), and (vi) 151,699 Private Placement Warrants, which were purchased by the Sponsor at a price of $1.50 per warrant.

The Ordinary Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “OCS” and “OCSAW” respectively. On June 12, 2023, the closing price of the Ordinary Shares on Nasdaq was $11.57.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “foreign private issuer” under applicable Securities and Exchange Commission (the “SEC”) rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

You should read this prospectus supplement carefully before you invest in our securities. Investing in our securities involves risks. See “Risk Factors ” beginning on page 23 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS SUPPLEMENT DATED JUNE 13, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Month of June 2023

(Commission File No. 001-41636)

Oculis Holding AG

(Translation of registrant’s name into English)

Bahnhofstrasse 7

CH-6300

Zug, Switzerland

(Address of registrant’s principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒            Form 40-F  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Enclosed hereto is a copy of a press release published by Oculis Holding AG (the “Company”) on June 13, 2023.

The information contained in this Form 6-K, including Exhibit 99.1, is hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (File No. 333-271938).

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 13, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Oculis Holding AG

Date: June 13, 2023	By:	/s/ Sylvia Cheung
Name Sylvia Cheung
Title: Chief Financial Officer